UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

Cargo Connection Logistics Holding, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-28233	65-0510294
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 Bayview Avenue, Inwood, New York	11096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 239-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

80046596.2

Item 1.01	Entry Into a Material Definitive Agreement

First Amendment to Lease Agreement with LIT/Hodges Industrial Trust

On February 29, 2008, Cargo Connection Logistics Corp., a Delaware corporation (“Cargo”) and wholly-owned subsidiary of the Registrant, entered into a First Amendment to Lease (the “First Amendment”) dated as of January 10, 2008 with LIT/Hodges Industrial Trust, a Maryland real estate investment trust, (the “Landlord”). The First Amendment amends that certain lease agreement between Cargo and the Landlord dated October 22, 2002 (the “Lease”), covering the premises consisting of 27,520 square feet of office and warehouse space located at 5192 Southridge Parkway, Suite 100, College Park, Georgia 30349 (the "Premises"). The Lease provides for a sixty-five (65) month term commencing February 1, 2003 and ending June 30, 2008 (the "Original Term"). The First Amendment modifies the Lease by: (i) extending the Original Term for an additional period of one hundred twenty (120) months, ending June 30, 2018 (the "Extended Term"); (ii) providing for a new rent schedule commencing on March 1, 2008 through the expiration of the Extended Term; (iii) granting Cargo a right of first opportunity to lease, under certain terms and conditions, certain additional space which is contiguous to the Premises consisting of approximately 12,760 square feet; and (iv) granting Cargo a new right to terminate the Lease, as amended by the First Amendment, in the event that Cargo and the Landlord agree to relocate Cargo to another building in the Landlord’s portfolio and such parties enter into a new lease agreement for a minimum term of five (5) years with a minimum square footage of 40,000 square feet, at “then market” rent. All other terms and conditions of the Lease not amended by the First Amendment shall remain in full force and effect.

Item 9.01	Exhibits

Exhibit

Number	Description

10.01	First Amendment to Lease dated as of January 10, 2008 between Cargo Connection Logistics Corp. and LIT/Hodges Industrial Trust.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2008	Cargo Connection Logistics Holding, Inc.

	By:	/s/ Scott Goodman
Scott Goodman
Chief Financial Officer

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